Exhibit 9(viii) under Form N-1A
                                        Exhibit 10 under Item 601/Reg. S-K

                            AMENDMENT NO. 2
                   ADMINISTRATIVE SERVICES AGREEMENT

                                BETWEEN
                         MARSHALL FUNDS, INC.

                                  AND
                   FEDERATED ADMINISTRATIVE SERVICES

         This Amendment No. 2 to Administrative Services Agreement is made and entered into as of January 27, 1997 by and between Marshall Funds, Inc., a Wisconsin corporation (the "Corporation") and Federated Administrative Services, a Delaware business trust ("FAS").

         WHEREAS, the Corporation and FAS entered into an Administrative Services Agreement dated October 1, 1992, and was amended by Amendment No. 1 on September 1, 1996 (as amended, referred to herein as the "Agreement");

         WHEREAS, the Corporation and FAS desire to amend the Agreement in certain respects;

         NOW THEREFORE, the parties intending to be legally bound agree as follows:

1. Paragraph 4 of the Agreement is amended by deleting the paragraph immediately following the administrative fee table, and replacing it with the following:

                  Notwithstanding the foregoing table, with respect to the Administrative Services provided to any portfolio declared effective by the Securities and Exchange Commission after August 1, 1996 ("New Portfolio"), the Corporation hereby agrees to pay, and FAS hereby agrees to accept as full compensation for its services rendered to any New Portfolio, an administrative fee equal to .12 of 1% of each such New Portfolio's average daily net assets, payable daily.

2. Paragraph 6(a) of the Agreement are amended by deleting the paragraphs in their entirety and inserting in lieu thereof the following:

         6.       DURATION AND TERMINATION.

                  (a) This Agreement shall be effective on the date hereof and shall continue through December 31, 1999.

3. The Corporation and FAS hereby ratify and confirm all the terms, conditions and provisions of the Administrative Services Agreement, as herein amended, as remaining in full force and effect.


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         WITNESS the above due execution hereof as of the day and year first written above.

MARSHALL FUNDS, INC.                         FEDERATED ADMINSTRATIVE SERVICES

By: /S/ JOSEPH S. MACHI                      By: /S/ PETER J. GERMAIN

         Vice President                               Vice President